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                    December 5, 2023

       Bryan Mittelman
       Chief Financial Officer
       The Middleby Corporation
       1400 Toastmaster Drive
       Elgin, IL 60120

                                                        Re: The Middleby
Corporation
                                                            Form 10-K For
Fiscal Year Ended December 31, 2022
                                                            Response Dated
November 24, 2023
                                                            File No. 001-09973

       Dear Bryan Mittelman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Bryan Mittleman